Exhibit 99.1

Ecovyst Reports Fourth Quarter and
Full Year 2023 Results

MALVERN, PA, February 28, 2024 -- Ecovyst Inc. (NYSE:ECVT) (“Ecovyst” or the “Company”), a leading integrated and innovative global provider of advanced materials, specialty catalysts and services, today reported results for the fourth quarter and full year ended December 31, 2023.

Full Year 2023 Results & Highlights
•Sales of $691.1 million, compared to $820.2 million in 2022. The change is primarily due to the pass through of lower sulfur costs of $86 million, and lower sales volume. Sales volume was negatively impacted by Winter Storm Elliott, extended turnaround activity as well as lower end use demand and destocking in nylon intermediates for virgin sulfuric acid and polyethylene catalysts.
•Net income from continuing operations of $71.2 million. Net income margin of 10.3%, with diluted income per share of $0.60.
•Adjusted net income of $89.8 million, with Adjusted diluted income per share of $0.75.
•Adjusted EBITDA of $259.9 million, with an Adjusted EBITDA margin of 30.7%.
•Full year net cash from operations of $137.6 million, Adjusted Free Cash Flow of $72.3 million, with net debt to net income ratio of 11.1x, and a net debt leverage ratio of 3.0x.
•Full year share repurchases of 7,541,494 shares or $78.7 million. Excluding cash used for share repurchases in 2023, the net debt leverage ratio would have been 2.7x.
•Achieved a Platinum sustainability rating from EcoVadis, placing Ecovyst in the top one percent of all companies rated in our peer group

Fourth Quarter 2023 Results & Highlights
▪Sales of $172.8 million, compared to $182.8 million in the fourth quarter of 2022, the decrease reflecting the price pass-through of lower sulfur costs of approximately $9 million.
▪Net income from continuing operations of $30.0 million. Net income margin of 17.4%, with diluted income per share of $0.26.
▪Adjusted net income of $26.1 million with Adjusted diluted income per share of $0.22.
▪Adjusted EBITDA of $69.8 million, up 0.9% period-over-period with an Adjusted EBITDA margin of 30.9%.

Ecovyst results reflect continuing operations for the Ecoservices and Advanced Materials & Catalysts businesses, renamed from Refining Services and Catalysts Technologies, respectively. Financial results are on a continuing operations basis, which excludes the Performance Materials and Performance Chemicals businesses due to the divestitures from all quarterly and year-to-date results presented, unless otherwise indicated.
Financial results and outlook include non-GAAP financial measures. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached appendix.

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“Despite the ongoing uncertainty in the macro-economic environment, stability in demand fundamentals for both our Ecoservices and Advanced Materials & Catalysts segments, in combination with Ecovyst’s diverse end use exposures, contributed to our solid financial results for the fourth quarter of 2023. Ecovyst’s Adjusted EBITDA of $70 million was up 1% compared to the fourth quarter of 2022, and cash generation remained favorable in the fourth quarter, providing for a reduction in our net debt leverage ratio to 3.0x at year-end,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer. “In 2023, we continued to advance our strategic objectives, positioning Ecovyst for growth as we continue to provide our customers with products and technologies that we believe are essential in meeting the increasing demand for cleaner-burning and sustainable fuels, advanced recycling technologies, and expansion of low-carbon technologies. Examples of key strategic projects in 2023 to support this growth include the previously announced planned expansion of silica catalyst production capacity at our Kansas City, Kansas facility, our first sales of Advanced Silicas for fast growing bio-catalysis applications, and the planned investments at our Chem32 facility which we anticipate will improve performance and enable future expansions.”

Fourth Quarter and Full Year 2023 Results
For the year, sales were $691.1 million compared to $820.2 million in 2022. The year-over-year change was primarily a result of $86 million associated with the pass-through of lower sulfur costs. In addition, sales of virgin sulfuric acid were lower compared to the prior year, along with lower demand for polyethylene catalysts and the timing of niche custom catalyst sales. This was partially offset by higher average selling prices during the year. Net income from continuing operations was $71.2 million, with diluted income per share of $0.60. The increase in net income was driven by lower income taxes, partially offset by lower operating income and higher interest expense. Adjusted net income was $89.8 million with Adjusted diluted income per share of $0.75. Adjusted EBITDA was $259.9 million, compared to $276.8 million in 2022, the change driven primarily by lower sales volume.
Sales for the quarter ended December 31, 2023 were $172.8 million, compared to $182.8 million in the fourth quarter of 2022. The change was driven by $9.0 million associated with the pass-through of lower sulfur costs and lower pricing in regeneration services associated with the pass-through of lower natural gas and freight costs, partially offset by higher sales volume. Net income from continuing operations was $30.0 million, an increase of $8.5 million or 40% over the same period in 2022, with diluted income per share of $0.26. The increase in net income over the prior period was driven by higher operating income, additional equity in net income from affiliates and lower income taxes. Adjusted net income was $26.1 million with Adjusted diluted income per share of $0.22. Adjusted EBITDA was $69.8 million, an increase of $0.6 million or 0.9% over the same period in 2022, driven primarily by higher sales volume.

Review of Segment Results and Business Trends
While demand across the majority of product categories and end uses remained positive in 2023, during the second half of the year we saw weaker demand for sales of virgin sulfuric acid into the production of nylon intermediates and for sales of polyethylene catalysts, resulting from weaker global demand fundamentals and the impact of destocking. Our contractual pass-through mechanisms and targeted price increases served to mitigate the adverse impacts of inflationary pressures in 2023, including higher costs for energy, logistics, labor and other raw materials.

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Ecoservices
Our regeneration services support the production of alkylate, a high value gasoline component critical for meeting stringent gasoline standards and for producing premium grade gasoline. Tightening gasoline standards and increasing demand for higher-octane premium fuels used in high compression, more fuel-efficient engines resulted in higher utilization for our customers’ alkylation units. High U.S. refinery utilization throughout 2023 supported our customers’ production of alkylate and translated into strong demand for our regeneration services. We expect refinery utilization to remain high into 2024. Ecoservices is a leading producer of virgin sulfuric acid, which is a widely used chemical that plays a key role in the production of a wide array of materials, particularly those supporting sustainable infrastructure. In 2024 we expect our virgin sulfuric acid sales to benefit from mining activity for metals and minerals that provide conductivity in low carbon technologies, and we anticipate a moderate recovery in the nylon intermediate applications that we serve. Our catalyst activation services provide for ex-situ sulfiding and pre-activation for hydro-processing catalysts, with expected demand growth in both traditional and sustainable fuel production. In addition, we believe sustainability trends will continue to translate into favorable demand for our treatment services business as customers seek the sustainability-focused waste solutions offered by Ecoservices.
Fourth quarter 2023 sales for Ecoservices were $141.4 million, compared to $159.8 million in the fourth quarter of 2022. The change in sales primarily reflects the pass-through of lower sulfur costs of $9 million and lower pricing in regeneration services associated with the pass-through of lower natural gas and freight costs. This was partially offset by higher demand for regeneration services as well as higher demand for virgin sulfuric acid, primarily for mining and spot sales, compared to the fourth quarter of 2022. Adjusted EBITDA was $48.4 million, compared to $54.4 million in the fourth quarter of 2022. The decrease reflects lower net pricing associated with lower raw material pass-through pricing, partially offset by higher sales volume.
For the year, sales were $584.8 million, compared to $702.5 million in 2022. Approximately $86 million of the change was associated with lower pricing associated with the pass-through of lower sulfur costs. The remainder of the change was driven by lower sales volume, primarily for virgin sulfuric acid, arising from the adverse impact of Winter Storm Elliott and the extended maintenance turnaround activity at our facilities, as well as lower end use demand for virgin sulfuric acid, primarily in the production of nylon intermediates. Favorable pricing continued to benefit Ecoservices, driven by higher contractual and index pricing within regeneration services, as well as the pass-through of higher freight costs. Adjusted EBITDA was $200.0 million, compared to $227.8 million in 2022. The decrease reflects lower sales volume for virgin sulfuric acid as well as higher unplanned repair and maintenance costs associated with production downtime at several of our manufacturing sites and the associated impact from Winter Storm Elliott, partially offset by favorable pricing.
Advanced Materials & Catalysts
Our Advanced Silicas are critical catalyst components for the production of high-density polyethylene, a high-strength and high-stiffness plastic used in bottles, containers, and molded applications and linear low-density polyethylene used predominately for films. While we expect long-term demand for polyethylene films and packaging to remain positive, late in the second quarter of 2023 we saw evidence of softer global demand and lower operating rates for polyethylene producers, which resulted in lower sales of polyethylene catalysts during the second half of 2023. Through the Zeolyst Joint Venture, we also supply specialty catalysts to customers for use in the production of both traditional and sustainable fuels, petrochemicals, and emission control systems for both on-road and non-road diesel engines. While demand for traditional fuels has remained positive, demand for sustainable fuels has increased, supporting higher sales of catalysts used in sustainable fuel production.
During the fourth quarter of 2023, Advanced Silicas sales were $31.4 million, up $8.4 million compared to the year-ago quarter, reflecting higher sales across all product lines, driven primarily by higher average selling prices and volume improvement in niche custom catalysts. Zeolyst Joint Venture sales of $52.8 million increased 32.3% over the prior-year quarter, largely driven by higher sales of hydrocracking catalysts. Adjusted EBITDA, which includes the 50% proportionate share of the Zeolyst Joint Venture, was $27.2 million up $6.9 million compared to the year-ago quarter, with the increase reflecting higher pricing and sales volume.
For the year, Advanced Silicas sales were $106.3 million, compared to $117.7 million in 2022. The change was driven by lower demand for polyethylene catalysts, and to a lesser extent the timing of niche custom catalyst sales, partially offset by higher prices resulting from implemented price increases. Zeolyst Joint Venture sales of $156.5 million increased 18.0% compared to the prior year. The increase reflects higher sales for hydrocracking, sustainable fuel and emission control catalysts. Adjusted EBITDA of $81.9 million was up 5.0%, with the increase primarily due to higher average selling prices in both Advanced

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Silicas and the Zeolyst Joint Venture and higher sales volume within the Zeolyst Joint Venture, partially offset by lower sales volume within Advanced Silicas.
Cash Flows and Balance Sheet
Cash flows from operating activities was $137.6 million for the year ended December 31, 2023, compared to $186.6 million for the year ended December 31, 2022. The decrease was primarily driven by lower earnings, lower dividends from affiliates, higher cash taxes and cash interest, and unfavorable change in working capital. At December 31, 2023, the Company had cash and cash equivalents of $88.4 million, total gross debt of $877.5 million and availability under the ABL facility of $63.8 million, after giving effect to $4.0 million of outstanding letters of credit and no revolving credit facility borrowings, for total available liquidity of $152.2 million. As of December 31, 2023, the net debt to net income ratio was 11.1x and the net debt leverage ratio was 3.0x.

2024 Financial Outlook
Full year 2024 guidance is as follows:

▪Sales of $715 million to $755 million
▪Sales of $145 million to $165 million for proportionate 50% share of Zeolyst Joint Venture, which is excluded from GAAP Sales
▪Adjusted EBITDA1 of $255 million to $275 million
▪Adjusted Free Cash Flow1 of $85 million to $105 million
▪Capital expenditures of $70 million to $80 million
▪Interest expense of $45 million to $55 million
▪Depreciation & Amortization
•Ecovyst - $85 million to $95 million
•Zeolyst J.V. - $12 million to $14 million
▪Effective tax rate in the mid 20% range

“We believe that our regeneration services business will experience another solid year in 2024, which will be somewhat offset by a timing related off-cycle year for hydrocracking catalysts. We are also cautious about the continuing uncertain economic conditions moderating demand recovery for virgin sulfuric acid and polyethylene catalysts. Ecovyst is firmly committed to executing the strategy that we presented at our November 2023 investor day that we believe will deliver long-term value for our shareholders. We believe our strong cash generation and deep customer relationships will enable us to advance our positions in emerging technologies that support areas of significant growth potential including sustainable fuels, advanced plastics recycling, bio-catalysis, and carbon capture. At the same time, Ecovyst also plans to continue supporting the growth of its core businesses such as regeneration services and hydrocracking catalysts, while participating in the positive longer-term growth trends supporting demand for virgin sulfuric acid and polyethylene catalysts,” said Bitting.

1In reliance upon the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and EBITDA as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs. Because this information is uncertain, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

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Stock Repurchase Authorization
In April 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $450 million of the Company’s outstanding common stock over the next four years. To date, repurchases under the program have been funded using cash on hand and cash generated from operations, with repurchases conducted through negotiated transactions with the Company’s equity sponsors, as well as through open market repurchases.
In connection with a secondary offering of the Company’s common stock in March 2023, the Company repurchased 3,000,000 shares of its common stock sold in the offering from the underwriters at a price of $9.95 per share, for a total of $29.9 million.

In connection with a secondary offering in May 2023, the Company repurchased 4,000,000 shares of its common stock sold in the offering from the underwriters at a price of $10.88 per share, for a total of $43.5 million.
During the third quarter of 2023, the Company repurchased 541,494 shares of its common stock on the open market at an average price of $9.85 per share, for a total cost of $5.3 million.
Future repurchases may also be conducted through negotiated transactions with an equity sponsor, open market repurchases or other means, including through Rule 10b-18 trading plans or through the use of other techniques such as accelerated share repurchases. For possible future repurchases, the actual timing, number and nature of the shares repurchased will depend on a variety of factors, including stock price, trading volume and general business and market conditions The repurchase program does not obligate the Company to acquire any number of shares in any specific period, or at all, and the repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion. As of December 31, 2023, $234.6 million was available for additional share repurchases under the program.

Conference Call and Webcast Details
On Wednesday, February 28, 2024, Ecovyst management will review the fourth quarter results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.
Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 267-6316 (domestic) or
1 (203) 518-9848 (international) and using the participant code ECVTQ423.
Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Gene Shiels
(484) 617-1225
gene.shiels@ecovyst.com

About Ecovyst Inc.

Ecovyst Inc. and subsidiaries is a leading integrated and innovative global provider of advanced materials, specialty catalysts and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products, which are predominantly inorganic, and our services contribute to improving the sustainability of the environment.

We have two uniquely positioned specialty businesses: Ecoservices provides sulfuric acid recycling to the North American refining industry for the production of alkylate and provides high quality and high strength virgin sulfuric acid for industrial and mining applications. Ecoservices also provides chemical waste handling and treatment services, as well as ex-situ catalyst activation services for the refining and petrochemical industry. Advanced Materials & Catalysts provides finished silica catalysts, catalyst supports and functionalized silicas necessary to produce high performing plastics and to enable sustainable chemistry, and through its Zeolyst Joint Venture, innovates and supplies specialty zeolites used in catalysts that support the production of sustainable fuels, remove nitrogen oxides from diesel engine emissions, and that are broadly applied in refining and petrochemical processes.

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Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted free cash flow, Adjusted diluted income per share, net debt to net income ratio, and net debt leverage ratio (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the appendix below.

Zeolyst Joint Venture

The Company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The Company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the Company’s results of operations. However, the Company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the Company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the Company’s 50% ownership interest. Accordingly, the Company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Note on Forward-Looking Statements

Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, liquidity, prospects, growth, strategies, capital allocation program (including the stock repurchase program), product and service offerings, expected demand trends and our 2024 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including tariffs and trade disputes, currency exchange rates, the effects of inflation and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

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ECOVYST INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share amounts)

	Three months ended December 31,		%	Years ended December 31,		%
	2023	2022	Change	2023	2022	Change

Sales	$172.8	$182.8	(5.5)%	$691.1	$820.2	(15.7)%
Cost of goods sold	125.5	133.3	(5.9)%	493.2	595.5	(17.2)%
Gross profit	47.3	49.5	(4.4)%	197.9	224.7	(11.9)%
Selling, general and administrative expenses	19.7	17.5	12.6%	79.2	85.3	(7.2)%
Other operating expense, net	4.8	9.9	(51.5)%	22.0	35.0	(37.1)%
Operating income	22.8	22.1	3.2%	96.7	104.4	(7.4)%
Equity in net (income) from affiliated companies	(14.3)	(10.3)	38.8%	(30.6)	(27.7)	10.5%
Interest expense, net	13.9	10.3	35.0%	44.7	37.2	20.2%
Other (income) expense, net	—	(2.3)	(100.0)%	0.6	0.2	200.0%
Income before income taxes and noncontrolling interest	23.2	24.4	(4.9)%	82.0	94.7	(13.4)%
(Benefit) provision for income taxes	(6.8)	2.9	(334.5)%	10.8	24.9	(56.6)%
Effective tax rate	(29.3)%	11.9%	(346.6)%	13.2%	26.3%
Net income from continuing operations	30.0	21.5	39.5%	71.2	69.8	2.0%
Net income from discontinued operations, net of tax	—	3.9	(100.0)%	—	3.9	(100.0)%
Net income	$30.0	$25.4	18.1%	$71.2	$73.7	(3.4)%

Income from continuing operations attributable to Ecovyst Inc.	30.0	21.5		71.2	69.8
Income from discontinued operations attributable to Ecovyst Inc.	—	3.9		—	3.9
Net income	30.0	25.4		71.2	73.7

Earnings per share:
Basic income per share - continuing operations	$0.26	$0.17		$0.60	$0.52
Diluted income per share - continuing operations	$0.26	$0.17		$0.60	$0.52

Weighted average shares outstanding:
Basic	116,116,895	125,962,111		118,367,214	133,601,322
Diluted	117,190,747	127,538,343		119,487,709	135,088,172

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ECOVYST INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$88.4	$110.9
Accounts receivables, net	81.3	74.8
Inventories, net	45.1	44.4
Derivative assets	13.4	18.5
Prepaid and other current assets	17.8	19.1
Total current assets	246.0	267.7
Investments in affiliated companies	440.2	436.0
Property, plant and equipment, net	576.9	584.9
Goodwill	404.5	403.2
Other intangible assets, net	116.6	129.9
Right-of-use lease assets	24.3	28.3
Other long-term assets	29.3	34.6
Total assets	$1,837.8	$1,884.6
LIABILITIES
Current maturities of long-term debt	$9.0	$9.0
Accounts payable	40.2	40.0
Operating lease liabilities—current	8.2	8.2
Accrued liabilities	61.7	72.2
Total current liabilities	119.1	129.4
Long-term debt, excluding current portion	858.9	865.9
Deferred income taxes	115.8	136.2
Operating lease liabilities—noncurrent	16.0	20.0
Other long-term liabilities	22.5	25.8
Total liabilities	1,132.3	1,177.3
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 140,774,045 and 139,571,272 on December 31, 2023 and 2022, respectively; outstanding shares 116,116,895 and 122,186,238 on December 31, 2023 and 2022, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on December 31, 2023 and 2022, respectively	—	—
Additional paid-in capital	1,102.6	1,091.5
Accumulated deficit	(170.9)	(242.0)
Treasury stock, at cost; shares 24,627,150 and 17,385,034 on December 31, 2023 and 2022, respectively	(226.7)	(149.6)
Accumulated other comprehensive (income) loss	(0.9)	6.0
Total equity	705.5	707.3
Total liabilities and equity	$1,837.8	$1,884.6

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ECOVYST INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2023	2022
Cash flows from operating activities:	(in millions)
Net income	$71.2	$73.7
Net income from discontinued operations	—	(3.9)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	70.6	65.1
Amortization	14.0	14.0
Amortization of deferred financing costs and original issue discount	2.1	2.0
Foreign currency exchange (gain) loss	(0.6)	1.0
Deferred income tax (benefit) provision	(17.1)	1.7
Net loss on asset disposals	4.1	3.6
Stock compensation	16.0	20.6
Equity in net income from affiliated companies	(30.6)	(27.7)
Dividends received from affiliated companies	28.0	35.0
Other, net	0.6	(2.7)
Working capital changes that provided (used) cash, excluding the effect of acquisitions and dispositions:
Receivables	(6.1)	5.5
Inventories	(1.4)	9.9
Prepaids and other current assets	(1.0)	—
Accounts payable	2.4	(10.1)
Accrued liabilities	(14.6)	(7.4)
Net cash provided by operating activities, continuing operations	137.6	180.3
Net cash provided by operating activities, discontinued operations	—	6.3
Net cash provided by operating activities	137.6	186.6

Cash flows from investing activities:
Purchases of property, plant and equipment	(65.3)	(58.9)
Payments for business divestiture, net of cash	—	(3.7)
Business combinations, net of cash acquired	—	(0.5)
Other, net	—	0.1
Net cash used in investing activities, continuing operations	(65.3)	(63.0)

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	Years ended December 31,
	2023	2022
Cash flows from financing activities:
Draw down of revolving credit facilities	14.5	—
Repayments of revolving credit facilities	(14.5)	—
Repayments of long-term debt	(9.0)	(9.0)
Repurchases of common shares	(78.7)	(136.7)
Tax withholdings on equity award vesting	(3.4)	(0.3)
Repayments of finance lease obligations	(2.8)	(2.7)
Other	0.4	0.6
Net cash used in financing activities, continuing operations	(93.5)	(148.1)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.3)	(5.5)
Net change in cash, cash equivalents and restricted cash	(22.5)	(30.0)
Cash, cash equivalents and restricted cash at beginning of period	110.9	140.9
Cash, cash equivalents and restricted cash at end of period	$88.4	$110.9

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Appendix Table A-1: Reconciliation of Net Income to Adjusted EBITDA

	Three months ended December 31,		Years ended December 31,
	2023	2022	2023	2022
	(in millions)
Reconciliation of net income to Adjusted EBITDA
Net income from continuing operations	$30.0	$21.5	$71.2	$69.8
(Benefit) provision for income taxes	(6.8)	2.9	10.8	24.9
Interest expense, net	13.9	10.3	44.7	37.2
Depreciation and amortization	22.1	20.4	84.6	79.2
EBITDA	59.2	55.1	211.3	211.1
Joint venture depreciation, amortization and interest(a)	3.3	4.0	13.4	16.0
Amortization of investment in affiliate step-up(b)	1.6	1.6	6.4	6.4
Net loss on asset disposals(c)	0.8	2.4	4.1	3.6
Foreign currency exchange (gain) loss(d)	(0.9)	(0.8)	(1.3)	1.4
LIFO expense (benefit)(e)	1.0	(0.2)	3.5	(0.2)
Transaction and other related costs(f)	0.2	0.1	3.0	7.0
Equity-based compensation	3.4	3.2	16.0	20.6
Restructuring, integration and business optimization expenses(g)	0.3	5.2	2.7	11.6
Other(h)	0.9	(1.4)	0.8	(0.7)
Adjusted EBITDA	$69.8	$69.2	$259.9	$276.8

Ecovyst Inc Fourth Quarter and Year 2023 Earnings Release	Page 11

Descriptions to Ecovyst Non-GAAP Reconciliations
(a)We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because our Advanced Materials & Catalysts segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.
(b)Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Eco Services Operations LLC in May 2016. We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with intangible assets, including customer relationships and technical know-how.
(c)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(d)Reflects the exclusion of the foreign currency transaction gains and losses in the statements of income related to the non-permanent intercompany debt denominated in local currency translated to U.S. dollars.
(e)Represents non-cash adjustments to the Company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, effectively reflecting the results as if these inventories were valued using the FIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.
(f)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(g)Includes the impact of restructuring, integration and business optimization expenses which are incremental costs that are not representative of our ongoing business operations.
(h)Other consists of adjustments for items that are not core to our ongoing business operations. These adjustments include environmental remediation and other legal costs, expenses for capital and franchise taxes, and defined benefit pension and postretirement plan (benefits) costs, for which our obligations are under plans that are frozen. Also included in this amount are adjustments to eliminate the benefit realized in cost of goods sold of the allocation of a portion of the contract manufacturing payments under the five-year agreement with the buyer of the Performance Chemicals business to the financing obligation under the failed sale-leaseback. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

Ecovyst Inc Fourth Quarter and Year 2023 Earnings Release	Page 12

Appendix Table A-2: Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS(1)

	Three months ended December 31,
	2023					2022
	Pre-tax	Tax expense (benefit)	After-tax	Per share, basic	Per share, diluted	Pre-tax	Tax expense (benefit)	After-tax	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income from continuing operations	$23.2	$(6.8)	$30.0	$0.26	$0.26	$24.4	$2.9	$21.5	$0.17	$0.17
Amortization of investment in affiliate step-up(b)	1.6	0.3	1.3	0.01	0.01	1.6	0.2	1.4	0.01	0.01
Net loss on asset disposals(c)	0.8	0.1	0.7	0.01	0.01	2.4	0.5	1.9	0.02	0.02
Foreign currency exchange gain(d)	(0.9)	(0.2)	(0.7)	(0.01)	(0.01)	(0.8)	(0.1)	(0.7)	(0.01)	(0.01)
LIFO expense (benefit)(e)	1.0	0.2	0.8	0.01	0.01	(0.2)	(0.1)	(0.1)	—	—
Transaction and other related costs(f)	0.2	—	0.2	—	—	0.1	(0.6)	0.7	0.01	0.01
Equity-based compensation	3.4	0.3	3.1	0.03	0.03	3.2	(0.7)	3.9	0.03	0.03
Restructuring, integration and business optimization expenses(g)	0.3	0.1	0.2	—	—	5.2	0.9	4.3	0.03	0.03
Other(h)	0.9	0.2	0.7	—	—	(1.4)	(0.3)	(1.1)	(0.01)	(0.01)
Adjusted Net Income, including Impact of valuation allowance release	30.5	(5.8)	36.3	0.31	0.31	34.5	2.7	31.8	0.25	0.25
Impact of valuation allowance release(2)	—	10.2	(10.2)	(0.09)	(0.09)	—	—	—	—	—
Adjusted Net Income(1)	$30.5	$4.4	$26.1	$0.22	$0.22	$34.5	$2.7	$31.8	$0.25	$0.25

Weighted average shares outstanding				116,116,895	117,190,747				125,962,111	127,538,343

	Years ended December 31,
	2023					2022
	Pre-tax	Tax expense (benefit)	After-tax	Per share, basic	Per share, diluted	Pre-tax	Tax expense (benefit)	After-tax	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income from continuing operations	$82.0	$10.8	$71.2	$0.60	$0.60	$94.7	$24.9	$69.8	$0.52	$0.52
Amortization of investment in affiliate step-up(b)	6.4	1.6	4.8	0.04	0.04	6.4	1.5	4.9	0.04	0.04
Net loss on asset disposals(c)	4.1	1.0	3.1	0.03	0.03	3.6	0.9	2.7	0.02	0.02
Foreign currency exchange (gain) loss(d)	(1.3)	(0.3)	(1.0)	(0.01)	(0.01)	1.4	0.4	1.0	0.01	0.01
LIFO expense (benefit)(e)	3.5	0.9	2.6	0.02	0.02	(0.2)	(0.1)	(0.1)	—	—
Transaction and other related costs(f)	3.0	0.8	2.2	0.02	0.02	7.0	1.1	5.9	0.04	0.04
Equity-based compensation	16.0	1.5	14.5	0.12	0.12	20.6	(0.1)	20.7	0.15	0.15
Restructuring, integration and business optimization expenses(g)	2.7	0.7	2.0	0.02	0.02	11.6	2.8	8.8	0.07	0.07
Other(h)	0.8	0.2	0.6	0.01	—	(0.7)	(0.2)	(0.5)	—	(0.01)
Adjusted Net Income, including Impact of valuation allowance release	117.2	17.2	100.0	0.85	0.84	144.4	31.2	113.2	0.85	0.84
Impact of valuation allowance release(2)	—	10.2	(10.2)	(0.09)	(0.09)	—	—	—	—	—
Adjusted Net Income(1)	$117.2	$27.4	$89.8	$0.76	$0.75	$144.4	$31.2	$113.2	$0.85	$0.84

Weighted average shares outstanding				118,367,214	119,487,709				133,601,322	135,088,172

Ecovyst Inc Fourth Quarter and Year 2023 Earnings Release	Page 13

See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.

(1)We define adjusted net income as net income attributable to Ecovyst adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted net income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted net income may not be comparable with net income or adjusted net income as defined by other companies.
(2)Represents the tax impact of the state tax credit valuation allowance release. Item is not expected to be recurring.

The adjustments to net income attributable to Ecovyst Inc. are shown net of each applicable statutory tax rates of 25.4% and 23.9% for the year ended December 31, 2023 and 2022, respectively, except for equity-based compensation. The tax effect on equity-based compensation is derived by removing the tax effect of any equity-based compensation expense disallowed as a result of its inclusion within IRC Sec. 162(m), and adding the tax effect of equity-based stock compensation shortfall recorded as a discrete item.

Ecovyst Inc Fourth Quarter and Year 2023 Earnings Release	Page 14

Appendix Table A-3: Sales and Adjusted EBITDA by Business Segment

	Three months ended December 31,			Years ended December 31,
	2023	2022	% Change	2023	2022	% Change

Sales:
Ecoservices	$141.4	$159.8	(11.5)%	$584.8	$702.5	(16.8)%
Advanced Silicas	31.4	23.0	36.5%	106.3	117.7	(9.7)%
Total sales	$172.8	$182.8	(5.5)%	$691.1	$820.2	(15.7)%

Zeolyst Joint Venture sales	$52.8	$39.9	32.3%	$156.5	$132.6	18.0%

Adjusted EBITDA:
Ecoservices	$48.4	$54.4	(11.0)%	$200.0	$227.8	(12.2)%
Advanced Materials & Catalysts	27.2	20.3	34.0%	81.9	78.0	5.0%
Unallocated corporate expenses	(5.8)	(5.5)	5.5%	(22.0)	(29.0)	(24.1)%
Total Adjusted EBITDA	$69.8	$69.2	0.9%	$259.9	$276.8	(6.1)%

Adjusted EBITDA Margin:
Ecoservices	34.2%	34.0%		34.2%	32.4%
Advanced Materials & Catalysts(1)	32.3%	32.3%		31.2%	31.2%
Total Adjusted EBITDA Margin(1)	30.9%	31.1%		30.7%	29.0%

(1)Adjusted EBITDA margin calculation includes proportionate 50% share of sales from the Zeolyst Joint Venture.

Ecovyst Inc Fourth Quarter and Year 2023 Earnings Release	Page 15

Appendix Table A-4: Adjusted Free Cash Flow

	Years ended December 31,
	2023	2022
	(in millions)
Net cash provided by operating activities, continuing operations	$137.6	$180.3
Net cash provided by operating activities, discontinued operations	—	6.3
Net cash provided by operating activities	137.6	186.6

Less:
Purchases of property, plant and equipment(1)	(65.3)	(58.9)

Free cash flow	72.3	127.7

Adjustments to free cash flow:
Cash paid for costs related to segment disposals	—	18.1

Adjusted free cash flow(2)	$72.3	$145.8

Net cash used in investing activities(3)	$(65.3)	$(63.0)
Net cash used in financing activities	$(93.5)	$(148.1)
(1)Excludes the Company’s proportionate 50% share of capital expenditures from the Zeolyst Joint Venture.
(2)We define Adjusted free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, Adjusted for cash flows that are unusual in nature and/or infrequent in occurrence that neither relate to our core business nor reflect the liquidity of our underlying business. Historically these adjustments include proceeds from the sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted free cash flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations and is an important financial measure for use in evaluating our financial performance. Our presentation of Adjusted free cash flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of Adjusted free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view Adjusted free cash flow as a measure that provides supplemental information to our consolidated statements of cash flows. You should not consider Adjusted free cash flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of Adjusted free cash flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, which is also included in our computation of Adjusted free cash flow.

Ecovyst Inc Fourth Quarter and Year 2023 Earnings Release	Page 16

Appendix Table A-5: Net Debt Leverage Ratio

	December 31,
	2023		2022
	(in millions, except ratios)
Total debt	$877.5		$886.5
Less:
Cash and cash equivalents	88.4		110.9
Net debt	$789.1		$775.6

Trailing twelve months(1):
Net Income	71.2		69.8
Adjusted EBITDA(2)	259.9		276.8

Net Debt to Net Income Ratio	11.1	x	11.1	x
Net Debt Leverage Ratio	3.0	x	2.8	x

(1)     Calculated on a continuing operations basis.

(2)     Refer to Appendix Table A-1: Reconciliation of Net Income to Adjusted EBITDA for the reconciliation to the most comparable GAAP financial measure.

Ecovyst Inc Fourth Quarter and Year 2023 Earnings Release	Page 17